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                                                FILED PURSUANT TO RULE 424(b)(3)

                      REGISTRATION STATEMENT NO. 333-39167

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED NOVEMBER 10, 1997)

                                  $310,000,000
                            LAM RESEARCH CORPORATION
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2002

        This Prospectus Supplement supplements information contained in that certain Prospectus dated November 10, 1997, and Prospectus Supplement No. 1 to such Prospectus dated January 27, 1998 (collectively, the "Prospectus"), each relating to the potential sale from time to time of up to $310,000,000 aggregate amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        The following information shall be added in the appropriate alphabetical sequence to the table set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Registrable Notes beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus, as amended or supplemented:

Bankers Trust International                      5,000,000       1.61%         56,967       *
CIBC Oppenheimer                                 5,500,000       1.77%         62,663       *
Shepherd Trading Limited                           300,000       *              3,418       *
CFW - C, L.P.                                    4,100,000       1.32%         46,712       *
Shepard Management Services                         40,000       *                455       *
Simpson Group Retirement Fund (Mellon Bank         230,000       *              2,620       *
Trustee)
Worldwide Transactions, Ltd.                       110,000       *              1,253       *
Helix Convertible Opportunities, L.P.              410,000       *              4,671       *
Helix Convertible Opportunities Fund, Ltd.         840,000       *              9,570       *
The Common Fund FAO Absolute Return Fund           150,000       *              1,709       *


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

WR Investment Partners, L.P.                        70,000       *                797       *
Shepard Trading Limited                            300,000       *              3,418       *


        The following line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted in their entirety:


Canadian Imperial Holdings, Inc.        3,000,000       *               34,180       *
UBS Securities, LLC                    18,900,000       6.10%          215,335       *

        The line items "BancAmerica Robertson Stephens, 2,585,000, *, 6,836, *", "Bear Stearns Securities Corp., 5,250,000, 3.39%, 119,630, *", "Chase
Securities, 8,000,000, 2.58%, 91,147, *", "The Common Fund, 880,000, *, 9,684,
*", "Deutsche Morgan Grenfell, 1,960,000, *, 22,331, *", "Foundation Account No. 1, 355,000, *, 4,044, *", "J.P. Morgan Securities, Inc., 1,050,000, *, 11,963,
*", R2 Investments, LDC, 750,000, *, 8,545, *", and "Tribeca Investments, LLC, 11,000,000, 3.55%, 125,327, *", contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted in their entirety and replaced with the following:


BancAmerica Robertson Stephens       5,540,000       1.79%         63,119       *
Bear Stearns Securities Corp.        4,250,000       *             48,422       *
Chase Securities                     5,000,000       1.61%         56,967       *
The Common Fund                        850,000       *              9,684       *
Deutsche Morgan Grenfell             1,020,000       *             11,621       *
Foundation Account No. 1               335,000       *              3,816       *
R2  Investments, LDC                   250,000       *              2,848       *
J. P. Morgan Securities                 50,000       *                569       *
Tribeca Investments, LLC             2,000,000       *             22,786       *


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The last three line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders" "Any other holder . . . " , "Notes Sold Under Registration Statement", and "Total . . . " (other than the footnotes thereto which remain unchanged), shall be deleted in their entirety and replaced with the following:

Any other holder of Notes or future       $ 31,907,500                                363,535
tansferee from any such holder (3)

Notes Sold Under                          $117,060,000                              1,333,713
Registration Statement

          Total                           $310,000,000                100%          3,531,927


                        All information provided in this
                 Prospectus Supplement is as of March 12, 1998.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 20, 1998.

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